UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 5, 2007

Technology Resources, Inc.

(Exact name of registrant as specified in charter)

Florida

(State or other jurisdiction of incorporation)

333-132796	59-3364116
(Commission File Number)	(IRS Employer Identification No.)

3066 Landmark Blvd, No. 1305

Palm Harbor, Florida 34684

(Address of principal executive offices and zip code)

727-781-3656

 (Registrant's telephone number including area code)

 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On September 5, 2007, the Registrant held a Special Meeting of the Board of Directors.  Notice of the Meeting was waived with said waiver placed in the corporate minute book.  The meeting was called by the Chairman, William S. Lee to discuss a change is business strategy for the Company.

Mr. Lee, Chairman and President requested that the full Board of Directors approve a change in the strategic direction of the company.  Mr. Lee believes that the company has exhausted its current means of attracting outside investment bankers, private capital or venture capitalists.  Mr. Lee proposed that the Company ask counsel for the corporation to seek viable candidates to acquire through its wholly owned subsidiary Technology Resources Acquisition Corporation to bring additional shareholder value to the company.  The Company is specifically seeking those targets whereby the current Officers will remain as officers and in an active capacity with the company.  After thorough discussion the Board of Directors believes that the change in business strategy is appropriate for the current shareholders as well as any potential incoming shareholders as a result of an acquisition as long as proper terms are acceptable to both parties. Upon motion duly made and seconded the measure to actively seek acquisition targets was passed unanimously.  The Secretary was directed to notify the Company’s counsel to actively seek appropriate acquisition targets for the company.

The Company has specifically directed that counsel not make use of any promoters, investor relations firms or finders regarding the location of and acquisition of any potential target companies.  Company counsel and the officers and directors are to be the sole parties responsible for the location of any viable business acquisitions.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESOURCES, INC.

By:	/s/ WILLIAM S. LEE
Name: William S. Lee Title: President and Chief Executive Officer

Dated: September 5, 2007

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